EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

Ampex Corporation Signs License Permitting Use of Its

DVD and Hard Disk Video Recorder Patents

REDWOOD CITY, Calif., May 24, 2004 - Ampex Corporation (OTCBB:AEXCA.OB) announced that it has signed a non-exclusive license agreement with a major Japanese manufacturer of consumer electronic products permitting worldwide use of the Company’s intellectual property in the manufacture of DVD recorders and magnetic hard disk recorders used in Personal Video Recorders. As previously announced, the licensee has indicated that it intends to begin the manufacture of DVD recorders later in 2004. The license agreement provides for running royalties based on a percentage of the revenues from the licensed products. Accordingly, future royalties to be received by the Company will be dependent upon consumer acceptance of these products. The Company continues to seek additional licensees for its patents used in several video consumer products.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant interest expense; its sales and royalty forecasts for future periods not being attained and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make pension contributions; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.